EXHIBIT 5.1




                                          November 23, 1998




Tangram Enterprise Solutions, Inc.
11000 Regency Parkway, Suite 401
Cary, North Carolina 27511-8504

Gentlemen:

      I have acted as counsel to Tangram Enterprise Solutions, Inc. (the "Company"), and I am delivering this opinion in connection with the preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") relating to an aggregate of 1,464,824 shares of Common Stock of the Company, $.01 par value per share (the "Shares"), issuable upon the exercise of options granted under the Company's 1988 Stock Option Plan (the "Plan").

      In this connection, I have reviewed the Company's Articles of Incorporation, its Bylaws, resolutions of its Board of Directors and shareholders, and such other documents and corporate records as I have deemed appropriate in the circumstances. My opinion is limited solely to matters governed by the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

      Based upon the foregoing and consideration of such questions of law as I have deemed relevant, I am of the opinion that the issuance of Shares by the Company upon the exercise of stock options properly granted under the Plan is duly and validly authorized by all necessary corporate action of the Board of Directors and shareholders of the Company, and such Shares, upon exercise of such options and payment therefor in accordance with the terms of the Plan, and upon execution of stock certificates to be issued therefor by a duly authorized officer of ChaseMellon Shareholder Services, L.L.C., as transfer agent, will be validly issued, fully paid and nonassessable shares of common stock of the Company.

      I consent to the use of this opinion as an exhibit to the Registration Statement. In giving such opinion, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission.

      This opinion is rendered to you in connection with the above-referenced Registration Statement and may be relied on by you only in connection therewith. No other person may rely on this opinion. This opinion may not be quoted by you or any other person without my prior written consent.

      My rendering of this opinion to you does not obligate me to render any further opinion to you or to update this opinion at any time in the future.

                                    Very truly yours,

                                    /s/ John B. Wright, II

                                    John B. Wright, II
                                    Senior Corporate Counsel